Exhibits 99.1

Janus Henderson Issues Amended Dividend Dates

LONDON — 6 May 2020 — Janus Henderson Group plc (NYSE/ASX: JHG) has amended the record date and payment date of its recently declared quarterly cash dividend of US$0.36 per share. The record date has been changed to 18 May 2020 from the previously announced date of 11 May 2020, and the payment date has been changed to 3 June 2020 from the previously announced date of 27 May 2020. This change assures that the dividend record date is consistent with the New York Stock Exchange requirements.

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About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 March 2020, Janus Henderson had approximately US$294 billion in assets under management, more than 2,000 employees, and offices in 28 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:	Media enquiries:
Jim Kurtz	Stephen Sobey
US Investor Relations Manager +1 (303) 336 4529	Head of Media Relations +44 (0) 20 7818 2523
jim.kurtz@janushenderson.com	stephen.sobey@janushenderson.com

Melanie Horton
Non-US Investor Relations Manager +44 (0) 20 7818 2905
melanie.horton@janushenderson.com

Janus Henderson Group plc

47 Esplanade,

Jersey JE1 0BD

Registered in Jersey

No. 101484

ABN 67 133 992 766